Exhibit 99.1

IMPLANT SCIENCES CLOSES $7.8 MILLION PRIVATE PLACEMENT OF COMMON STOCK WITH INSTITUTIONAL INVESTORS

WAKEFIELD, MA…March 8, 2005 …Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) a developer and manufacturer of products for national security, medicine and industry, today announced the completion of a $7.8 million private placement of its common stock with certain institutional investors.  The offering was priced at a 15% discount from the $8.50 closing price of the common stock on March 3, 2005 resulting in an issuance of 1,080,780 shares of the Company’s common stock.  The investors also received warrants to purchase an additional 270,195 shares of common stock at an exercise price of $9.35 per share commencing on September 4, 2005 and will remain exercisable until September 4, 2010.  Additionally, the Company has granted to the investors the right, exercisable for six months, to purchase an additional 588,235 shares of common stock at a price of $8.50, beginning on the later of September 4, 2005 or the date that a registration statement is declared effective.  No additional warrants are to be issued if this right is exercised.  PacificWave Partners Limited acted as the placement agent on the transaction. The Company will file a form 8-K with the SEC, which will include copies of the financing documents.

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, stated, “This financing is an extremely important step in the growth of Implant Sciences.  The financing demonstrates empirically that long-term institutional investors believe in our business plan and our management’s ability to execute on the plan.  And as part of our plan, the Company intends to utilize a substantial portion of the financing proceeds for an acquisition which is currently in process.”

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for the homeland security, semiconductor and medical device industries.  The Company has developed and commercialized portable and bench-top trace element detection devices to identify explosives.  In addition, the Company recently received an FDA 510k approval for its new radioactive source for the use in the treatment of breast cancer.  For further details on the Company and its products please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes that this release contains forward-looking statements that are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission.

For further information contact:

Aurelius Consulting Group:	Implant Sciences Corporation:
Dave Gentry 407/644-4256	David C. Volpe, 508/523-3141
dave@aurcg.com	dvolpe@implantsciences.com
www.runonideas.com	www.implantsciences.com